EXHIBIT 99



        Aliant Communications Inc. Completes $100,000,000 Public Offering
                            of Senior Unsecured Notes

   FOR IMMEDIATE RELEASE

   Date:     April 1, 1998
   Contact:  Michael J. Tavlin
   Phone:    402-436-5289

   Lincoln, Nebraska -- Aliant Communications Inc. (NASDAQ: ALNT) announced today that it has completed an offering of $100 million aggregate principal amount of its 6.75% Notes due April 1, 2028. Merrill Lynch & Co. and Morgan Stanley Dean Witter acted as underwriters for the public offering.

   Aliant intends to use the net proceeds of the offering (i) to repay
   $15 million of short-term debt incurred to fund the previously announced acquisition of the remaining 50% ownership interest in the Omaha Cellular General Partnership that Aliant did not already own, (ii) to redeem, on May 1, 1998, the outstanding Series K 9.91% First Mortgage Bonds of Aliant Communications Co. for approximately $48 million, including a make-whole premium of approximately $4 million, (iii) to redeem, on May 15, 1998, all of the outstanding 5% preferred stock of Aliant Communications Co. for approximately $4.7 million, including a redemption premium of approximately $225,000, and (iv) to repay approximately $31 million of the principal amount outstanding under one of the Company's bank credit facilities.

   Aliant also announced that the make-whole premium of approximately $4 million that will be incurred in connection with the redemption of the Series K Bonds will require the Company to record a charge to earnings of approximately $2.4 million after income taxes in the second quarter of fiscal 1998, or an estimated $0.07 per share.

   Copies of the prospectus used in the public offering may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, New York 10281, or Morgan Stanley Dean Witter, 1585 Broadway, New York, New York 10036.

   Aliant Communications Inc., headquartered in Lincoln, Nebraska, is a diversified communications company providing a comprehensive array of services and retail products to consumers, businesses, educational institutions, and government agencies, and wholesale network services to other communications companies. Web site: http://www.aliant.com/